As filed with the Securities and Exchange Commission on June 13, 2014

No. 333-196345

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TerraForm Power, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4911	46-4780940
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

12500 Baltimore Avenue

Beltsville, Maryland 20705

(443) 909-7200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sebastian Deschler, Esq.

Senior Vice President, General Counsel and Secretary

TerraForm Power, Inc.

12500 Baltimore Avenue

Beltsville, Maryland 20705

(443) 909-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Dennis M. Myers, P.C.	Kirk A. Davenport II
Kirkland & Ellis LLP	Latham & Watkins LLP
300 North LaSalle	885 Third Avenue
Chicago, Illinois 60654	New York, New York 10022
(312) 862-2000	(212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this

Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Offering Price(1)(2)	Amount of Registration Fee(3)(4)
Class A Common Stock, $0.01 par value per share	$350,000,000	$45,080

(1)	Includes the offering price of the shares of Class A Common Stock that may be sold if the option to purchase additional shares granted by us to the underwriters is exercised in full.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(3)	Calculated by multiplying 0.0001288 by the proposed maximum offering price.
(4)	$6,440 was previously paid in connection with the initial filing of this Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 to Registration Statement on Form S-1 (Commission File No. 333-196345) is being filed solely for the purpose of filing Exhibits 5.1, 10.2, 10.3, 10.4, 10.10, 21.1 and 23.9 thereto, and amending the “Calculation of Registration Fee” table, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

Item 13.	Other expenses of issuance and distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale of the shares of Class A common stock being registered hereby. All amounts are estimates except for the SEC registration fee, the FINRA filing fee and the stock exchange listing fee.

SEC registration fee	$	*
FINRA filing fee		*
Stock exchange listing fee		*
Accounting fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees and expenses		*
Other expenses		*

Total	$	*

*	To be provided by amendment.

Item 14.	Indemnification of directors and officers

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated bylaws will provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

We intend to enter into indemnification agreements with certain of our executive officers and directors pursuant to which we will agree to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of our company, and to advance expenses as incurred by or on behalf of such person in connection therewith.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will provide for indemnification of our directors and officers by the underwriters party thereto against certain liabilities. See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

Item 15.	Recent sales of unregistered securities

Except as set forth below, we have not sold any securities, registered or otherwise, within the past three years, except for the shares issued upon our formation to our sole shareholder.

On January 31, 2014, we granted an aggregate of 27,647.05882 restricted securities to certain of our executives and other employees of SunEdison who will provide services to us. These grants of restricted securities were made in the ordinary course of business and did not involve any cash payments from the recipients. The restricted securities did not involve a “sale” of securities for purposes of Section 2(3) of the Securities Act and were otherwise made in reliance upon Rule 701 under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedule

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TerraForm Power, Inc., a Delaware corporation, has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beltsville, State of Maryland, on June 13, 2014.

TERRAFORM POWER, INC.

By:	/s/ Carlos Domenech
	Name:	Carlos Domenech
	Title	Chief Executive Officer

* * * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on June 13, 2014.

Signature	Title

/S/ CARLOS DOMENECH Carlos Domenech	Chief Executive Officer and Director (principal executive officer)

* Sanjeev Kumar	Chief Financial Officer (principal financial officer)

/S/ AHMAD CHATILA Ahmad Chatila	Director

* Brian Wuebbels	Director

* Francisco “Pancho” Perez Gundin	Director

* Steven V. Tesoriere	Director

*	The undersigned by signing his name hereto, signs and executes this Amendment No. 1 to Registration Statement pursuant to the Powers of Attorney executed by the above named signatories and previously filed with the Securities and Exchange Commission on May 29, 2014.

By:	/S/ AHMAD CHATILA Ahmad Chatila

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement.

3.1*	Form of Amended and Restated Certificate of Incorporation of TerraForm Power, Inc. to be effective immediately prior to the completion of this offering.

3.2*	Form of Amended and Restated Bylaws of TerraForm Power, Inc. to be effective immediately prior to the completion of this offering.

4.1*	Specimen Class A Common Stock Certificate.

5.1	Form of Opinion of Kirkland & Ellis LLP.

10.1*	Form of Management Services Agreement by and between TerraForm Power, Inc. and SunEdison, Inc.

10.2	Form of Project Support Agreement by and between TerraForm Power, LLC and SunEdison, Inc.

10.3	Form of Repowering Services ROFR Agreement by and between TerraForm Power, Inc., TerraForm Power, LLC, TerraForm Power Operating, LLC and SunEdison, Inc.

10.4	Form of Interest Payment Agreement by and between TerraForm Power, LLC and SunEdison, Inc.

10.5*	Form of Exchange Agreement by and among TerraForm Power, Inc., TerraForm Power, LLC and SunEdison, Inc.

10.6*	Form of Registration Rights Agreement by and between TerraForm Power, Inc. and SunEdison, Inc.

10.7*	Form of Indemnification Agreement between TerraForm Power, Inc. and its directors and officers.

10.8*	Form of Amended and Restated Operating Agreement of TerraForm Power, LLC.

10.9*	Investment Agreement, dated as of March 28, 2014, by and among, TerraForm Power, LLC, TerraForm Power Operating, LLC and SunEdison, Inc.

10.10†	TerraForm Power, Inc. 2014 Second Amended and Restated Long-Term Incentive Plan.

10.11*	Form of Term Loan and Revolving Credit Agreement, by and among TerraForm Power Operating, LLC, the guarantors named therein, , as administrative agent, and the various lenders signatory thereto.

21.1	List of subsidiaries of TerraForm Power, Inc.

23.1**	Consent of KPMG LLP – SunEdison Yieldco, Inc.

23.2**	Consent of KPMG LLP – TerraForm Power (Predecessor)

23.3**	Consent of CohnReznick LLP – Nellis

23.4**	Consent of CohnReznick LLP – Summit Solar

23.5**	Consent of Moss Adams LLP. – CalRenew – 1

23.6**	Consent of Moss Adams LLP. – Atwell Island

23.7**	Consent of Baker Tilly UK Audit LLP

Exhibit Number	Exhibit Description

23.8**	Consent of Chavereys Chartered Accountants

23.9	Consent of Kirkland & Ellis (included in Exhibit 5.1).

24.1**	Power of Attorney (included on the signature page of this Registration Statement).

99.1*	Consent of Director Nominees.

*	To be filed by amendment.
†	Indicated exhibits that constitute compensatory plans or arrangements.
**	Indicates exhibits previously filed by the registrant.